FV

23 August 2013

To: Scott Michaels
550 Burrard Street, Suite 600
Vancouver, BC
V6C 2B5
Canada

Dear Scott:

Creation of a Joint Venture between FV Corporation and Atimi Software Inc. to be named Apps FC

1. We are writing to set out the terms on which FV Corporation or its subsidiary (collectively "**FVCO**") proposes to enter into a Joint Venture with Atimi Software Inc. or its subsidiary (collectively "Atimi") to create a Joint Venture in a new entity to be named Apps FC ("JV") to exclusively market the Mobile Sports Framework ("MSF") to 'official' football (aka "soccer") governing body, confederations, federations, leagues and clubs.

2. The provisions of this letter are legally binding and set out each party's agreement in principle (and subject to) to the main terms of such a licensing agreement between the parties.

Consideration

3. Atimi will:

   3.1 Retain the minority interest in the JV for the global football market.

   3.2 Contribute on a globally exclusive basis in the space of football (soccer) to the Joint Venture its MSF solution currently including iOS, Android and Blackberry for the JV.

   3.3 Give FVCO an option to purchase 0.5% of the MSF IP in return for 0.5% of FV common stock by September 16, 2013.

   3.4 Agree to an initial valuation of USD$10 million dollars for the first year.

   3.5 Give FVCO an option to purchase a minimum of 10% at a cost of USD$1 million dollars and a maximum of 20% at a cost of $2 million dollars of the MSF IP by March 31, 2014. The amount initially invested will include a warrant providing FVCO the further option, at

its discretion, to additionally purchase an amount equal to the initial purchase, at the same valuation. FVCO will have the further right to purchase more IP, up to a limit of 40%, for three years. Any amount beyond the warrant amount, beyond the first year, will be valued separately by a third party but will not be less than $10 million dollars for the entire IP.

3.5.1 If the initial amount of the IP purchase in 3.5 is equal to or greater than 15%, then Atimi's share of the Apps FC LLC joint venture will decrease from 40% to 30% without additional compensation.

3.5.2 Valuation may increase by new investment whereby FVCO has first right of refusal on any change of control event.

4. FV Corporation will:

4.1 Have an option to purchase 0.5% of the MSF IP in return for 0.5% of FV common stock by September 16, 2013.

4.2 Agree to an initial valuation of USD$10 million dollars for the first year.

4.3 Have an option to purchase a minimum of 10% at a cost of USD$1 million dollars and a maximum of 20% at a cost of $2 million dollars of the MSF IP by March 31, 2014. The amount initially invested will include a warrant providing FVCO the further option, at its discretion, to additionally purchase an amount equal to the initial purchase, at the same valuation. FVCO will have the further right to purchase more IP, up to a limit of 40%, for three years. Any amount beyond the warrant amount, beyond the first year, will be valued separately by a third party but will not be less than $10 million dollars for the entire IP.

4.3.1 If the initial amount of the IP purchase in 4.3 is equal to or greater than 15%, then FVCO's share of the Apps FC LLC joint venture will increase from 60% to 70% without additional compensation.

4.3.2 Valuation may increase by new investment whereby FVCO has first right of refusal on any change of control event.

4.4 Would fund the creation of the Windows, Windows Phone, Xbox and possible Nokia Asha (together the "Microsoft & Nokia Ecosystem") apps for the MSF expected to be USD$700,000.

Conditions

5. Completion of the agreement will itself be conditional upon the following matters:

- The execution of the JV operating agreement

- The execution of a Master Service Agreement between Atimi Software, Inc and Apps FC.

Warranties and Indemnities

6. The formal documentation will contain customary warranties and indemnities by the parties of the JV operating agreement

Protective Covenants

7. The formal documentation and contract will also contain customary non-compete in football (AKA soccer), non-solicitation, non-circumvention and confidentiality covenants.

Costs

8. Each party will pay its own costs and expenses in connection with the negotiation, signing and completion of the formal documentation for the sale and purchase.

Confidentiality

9. No announcement or other disclosure relating to the discussions regarding the joint venture will be made to employees, business contacts or any other third parties or to the public generally except in terms which have been agreed previously in writing between the FVCO and Atimi, or as required by law or any relevant regulatory authority.

   a) All data and other information of every kind, whether expressed in writing or otherwise, including information of a technical, engineering, operational or economic nature, and including physical embodiments of such data and information, disclosed or revealed at any time, learned at any time by observing facilities, or made or developed in the course of performing diligence and discussing the purchase herein (all called "Information") will be received and maintained in strict confidence by the receiving party and will not be disclosed, directly or indirectly, by the receiving party to any related or unrelated party whatsoever.
   b) The foregoing obligations of confidentiality, limited use and non-disclosure will not apply to information which was known to the receiving party and reduced to writing or other document form by the receiving party prior to the date of this letter, and which was not first acquired, directly or indirectly.

Timing

10. As soon as this letter is signed, FVCO in coordination with Atimi will make required regulatory announcements and/or disclosures.

Third Party Rights

11. No person other than the Atimi and the FVCO has any right to rely upon or enforce any part of this letter.

Law

12. Paragraphs 8 (Costs), 9 (Confidentiality), 11 (Third Party Rights) and 12 (Law) of this letter and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of South Carolina, and the parties hereto specifically agree to submit to and be bound by the jurisdiction of the courts, either federal or state, of the State of South Carolina. Venue for any action brought to enforce this Agreement shall lie in Charleston County, South Carolina.

Please confirm that this letter accurately summarizes the main terms of the proposed transaction and give your agreement to be bound by the provisions of paragraphs 8 (Costs), 9 (Confidentiality), 11 (Third Party Rights) and 12 (Law) by signing, dating and returning the enclosed copy of this letter.

Signature page to follow

IN WITNESS HEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date and year written below.

ATIMI	FV CORPORATION
By: Steven Gully	By: Michael Smith
Its: President	Its: Chief of Strategy
August 23, 2013	August 23, 2013
Date	Date

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

FOR APPS FC LLC

A Member-Managed Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (the Agreement) is made and entered into this 23rd day of August, 2013 by FV CORPORATION and each individual or business entity subsequently admitted to the Company. These individuals and/or business entities shall be known as and referred to as "Members" and individually as a "Member."

As of this date the Members, through their agent, FV CORPORATION have formed APPS FC, Limited Liability Company (Company) named above under the laws of the State of South Carolina. Accordingly, in consideration of the conditions contained herein, they agree as follows:

ARTICLE I

Company Formation and Registered Agent

1.1. **FORMATION**. The Members hereby form a Limited Liability Company ("Company") subject to the provisions of the South Carolina Limited Liability Act as currently in effect as of this date. Articles of Organization have been duly filed with the Secretary of State of South Carolina.

1.2. **NAME**. The name of the Company shall be: APPS FC LLC.

1.3. **REGISTERED OFFICE AND AGENT**. The location of the registered office of the Company shall be:

FV Corporation

4000 S Faber Place Drive, Suite 300

Charleston, SC 29405

1.4. **TERM**. The Company shall continue for an unlimited period unless it is dissolved by:

(a) Members whose capital interest as defined in Article 2.2 exceeds 50 percent vote for dissolution; or

(b) Any event which makes it unlawful for the business of the Company to

be carried on by the Members; or

(c) The death, resignation, expulsion, bankruptcy, retirement of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company; or

(d) Any other event causing dissolution of a Limited Liability Company under the laws of the State of South Carolina.

1.5. **CONTINUANCE OF COMPANY**. Notwithstanding the provisions of ARTICLE 1.4, in the event of an occurrence described in ARTICLE 1.4(c), if there is at least one remaining Member(s), said remaining Member(s) shall have the right to continue the business of the Company. Such right can be exercised only by the unanimous vote of the remaining Member(s) within ninety (90) days after the occurrence of an event described in ARTICLE 1.4(c). If not so exercised, the right of the Members to continue the business of the Company shall expire.

1.6. **BUSINESS PURPOSE**. The purpose of the Company is to engage in any lawful act or activity for which a Limited Liability Company may be formed under the Limited Liability statutes of the State of South Carolina.

1.7. **PRINCIPAL PLACE OF BUSINESS**. The location of the principal place of business of the Company shall be:

FV Corporation

4000 S Faber Place Drive, Suite 300

Charleston, SC 29405

or at such other place as the Managers from time to time select.

1.8. **THE MEMBERS**. The name and place of residence of each member are contained in Exhibit 2 attached to this Agreement.

1.9. **ADMISSION OF ADDITIONAL MEMBERS**. Except as otherwise expressly provided in the Agreement, no additional members may be admitted to the Company through issuance by the company of a new interest in the Company without the prior unanimous written consent of the Members.

ARTICLE 2

Capital Contributions

2.1. **INITIAL CONTRIBUTIONS**. The Members initially shall contribute to the Company

capital as described in Exhibit 3 attached to this Agreement. The agreed value of such property and cash shall be clearly stated in Exhibit 3 and no other evidence of contribution, not reduced to writing, shall be evidence of investment in the Company.

2.2. **ADDITIONAL CONTRIBUTIONS**. Except as provided in ARTICLE 6.2, no Member shall be obligated to make any additional contribution to the Company's capital.

ARTICLE 3

Profits, Losses and Distributions

3.1. **PROFITS/LOSSES**. For financial accounting and tax purposes the Company's net profits or net losses shall be determined on an annual basis and shall be allocated to the Member(s) in the following proportions, regardless of and unassociated with each Member's relative capital interest in the Company as set forth in Exhibit 2 as amended from time to time in accordance with Treasury Regulation 1.704-1:

FV Corporation:
60%

Atimi Software Inc.:
40%

3.2. **DISTRIBUTIONS**. The Member(s) shall determine and distribute available funds annually or at more frequent intervals as they see fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, as determined by the Manager(s). Distributions in liquidation of the Company or in liquidation of a Member's interest shall be made in accordance with the positive capital account balances pursuant to Treasury Regulation 1.704- l(b)(2)(ii)(b)(2). To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in Treasury Regulation 1.704- l(b)(2)(ii)(d).

ARTICLE 4

Management

4.1. **MANAGEMENT OF THE BUSINESS**. The name and place of residence of each Manager is attached as Exhibit 1 of this Agreement. By a vote of the Member(s) holding a majority of the capital interests in the Company, as set forth in Section 3.1 above, and as amended from time to time, shall elect so many Managers as the Member(s) determine, but no fewer than one, with one Manager elected by the Member(s) as Chief Executive Manager.

4.2. **MEMBERS**. The liability of the Member(s) shall be limited as provided under the laws of the South Carolina Limited Liability statutes. Member(s) that are not Managers shall take no part whatever in the control, management, direction, or operation of the Company's affairs and shall have no power to bind the Company. The Managers may from time to time seek advice from the Members, but they need not accept such advice, and at all times the Managers shall have the exclusive right to control and manage the Company. No Member shall be an agent of any other Member of the Company solely by reason of being a Member.

4.3. **POWERS OF MANAGERS**. The Managers are authorized on the Company's behalf to make all decisions as to:

(a) The sale, development lease or other disposition of the Company's assets;

(b) The purchase or other acquisition of other assets of all kinds;

(c) The management of all or any part of the Company's assets;

(d) The borrowing of money and the granting of security interests in the Company's assets;

(e) The pre-payment, refinancing or extension of any loan affecting the Company's assets;

(f) The compromise or release of any of the Company's claims or debts; and,

(g) The employment of persons, firms or corporations for the operation and management of the company's business.

In the exercise of their management powers, the Managers are authorized to execute and deliver:

(a) All contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets;

(b) All checks, drafts and other orders for the payment of the Company's funds;

(c) All promissory notes, loans, security agreements and other similar documents; and,

(d) All other instruments of any other kind relating to the Company's affairs, whether like or unlike the foregoing.

4.4. **CHIEF EXECUTIVE MANAGER**. The Chief Executive Manager shall have primary responsibility for managing the operations of the Company and for effectuating the decisions of the Managers. [MANAGER TBD] shall be the Chief Executive Manager of the Company.

4.5. **NOMINEE**. Title to the Company's assets shall be held in the Company's name or in the name of any nominee that the Managers may designate. The Managers shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his willful misconduct.

4.6. **COMPANY INFORMATION**. Upon request, the Managers shall supply to any member information regarding the Company or its activities. Each Member or his authorized representative shall have access to and may inspect and copy all books, records and materials in the Manager's possession regarding the Company or its activities. The exercise of the rights contained in this ARTICLE 4.6 shall be at the requesting Member's expense.

4.7. **EXCULPATION**. Any act or omission of the Managers, the effect of which may cause or result in loss or damage to the Company or the Members, *if done in good faith to promote the best interests of the Company*, shall not subject the Managers to any liability to the Members.

4.8. **INDEMNIFICATION**. The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the Company, Manager, employee or agent of the Company, or is or was serving at the request of the Company, for instant expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding *if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company*, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of "no lo Contendere" or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

4.9. **RECORDS**. The Managers shall cause the Company to keep at its principal place of business the following:

(a) A current list in alphabetical order of the full name and the last known street address of each Member;

(b) A copy of the Certificate of Formation and the Company Operating Agreement and all amendments;

(c) Copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years;

(d) Copies of any financial statements of the limited liability company for the three most recent years.

ARTICLE 5

Compensation

5.1. **MANAGEMENT FEE**. Any Manager rendering services to the Company shall be entitled to compensation commensurate with the value of such services.

5.2. **REIMBURSEMENT**. The Company shall reimburse the Managers or Members for all direct out-of-pocket expenses incurred by them in managing the Company.

ARTICLE 6

Bookkeeping

6.1. **BOOKS**. The Managers shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Managers shall select. The company's accounting period shall be the calendar year.

6.2. **MEMBER'S ACCOUNTS**. The Managers shall maintain separate capital and distribution accounts for each member. Each member's capital account shall be determined and maintained in the manner set forth in Treasury Regulation 1.704-l(b)(2)(iv) and shall consist of his initial capital contribution increased by:

(a) any additional capital contribution made by him/her;

(b) credit balances transferred from his distribution account to his capital account; and decreased by

(i) distributions to him/her in reduction of Company capital;

(ii) each Member's share of Company losses if charged to his/her capital account.

6.3. **REPORTS**. The Managers shall close the books of account after the close of each calendar year, and shall prepare and send to each member a statement of such

Member's distributive share of income and expense for income tax reporting purposes.

ARTICLE 7

Transfers

7.1. **ASSIGNMENT**. If at any time a Member proposes to sell, assign or otherwise dispose of all or any part of his interest in the Company, such Member shall first make a written offer to sell such interest to the other Members at a price determined by mutual agreement. If such other Members decline or fail to elect such interest within ninety (90) days, and if the sale or assignment is made and the Members fail to approve this sale or assignment unanimously then, pursuant to the South Carolina Limited Liability statutes, the purchaser or assignee shall have no right to participate in the management of the business and affairs of the Company. The purchaser or assignee shall only be entitled to receive the share of the profits or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.

Signed and Agreed this 23rd day of August, 2013.

Member: ______________________
FV CORPORATION

Member: ______________________
Atimi Software Inc.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT FOR
APPS FC LLC
EXHIBIT 1: LISTING OF MANAGERS

By a majority vote of the Members the following Managers were elected to operate the Company pursuant to ARTICLE 4 of the Agreement:

Jaime Shamis, Chief Executive Manager

FV Corporation

4000 S Faber Place Drive, Suite 300

Charleston, SC 29405

The above listed Manager(s) will serve in their capacities until they are removed for any reason by a majority vote of the Members as defined by ARTICLE 4 or upon their voluntary resignation.

Signed and Agreed this 23rd day of August, 2013.

Member:____________________________
FV CORPORATION

Member:____________________________
Atimi Software Inc.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT FOR

APPS FC LLC.

EXHIBIT 2: LISTING OF MEMBERS

As of the 23rd day of August, 2013 the following is a list of Members of the Company:

NAME:	ADDRESS:
FV CORPORATION	4000 S Faber Place Drive, Suite 300 Charleston, SC 29405
Atimi Software Inc.	550 Burrard Street, Suite 600 Vancouver, BC V6M 1G7

Authorized by Member(s) to provide Member Listing as of this 23rd day of August, 2013.

Member: ____________________
FV CORPORATION

Member: ____________________
Atimi Software Inc.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT FOR
APPS FC LLC
EXHIBIT 3: CAPITAL CONTRIBUTIONS

Pursuant to ARTICLE 2, the Members' initial contribution to the Company capital is stated to be One Hundred Dollars in cash. The description and each individual portion of this initial contribution is as follows:

FV CORPORATION	$60.00 USD
Atimi Software Inc.	$40.00 USD
______________________	$__________
______________________	$__________
______________________	$__________
______________________	$__________
______________________	$__________
______________________	$__________

SIGNED AND AGREED this 23rd day of August, 2013.

Member: ______________________
FV CORPORATION

Member: ______________________
Atimi Software Inc.

Atimi

MASTER SERVICES AGREEMENT

This master services agreement (this "**Agreement**") is effective as of the 23rd August 2013 (the "**Effective Date**") between **ATIMI SOFTWARE INC.** ("**Atimi**"), a Canadian corporation, and APPS FC (the "**Client**") a SC corporation.

The parties agree as follows:

1. SERVICES

1.1 **Statements of Work**. This Agreement is a master services agreement for the development of such software (the "**Deliverables**") as may be agreed upon by the parties from time to time by completing and executing specific statements of work (each, a "**SOW**") substantially in the form of **Schedule A** attached hereto. The parties may also clarify the SOW in a design or software requirements specification (each, a "**SRS**") document that is signed by both parties' Authorized Contacts (as defined in Section 5.1). In the event of any conflict between this Agreement, a SOW and/or a SRS, the SRS will take precedence over the SOW and this Agreement, and the SOW will in turn take precedence over this Agreement, to the extent of such conflict(s). Any purchase order issued in connection with this Agreement is solely for the convenience of the Client's purchasing system and does not in any way modify or add to this Agreement or the rights or obligations of Atimi or the Client.

1.2 **Changes in Statements of Work**. The Client may request changes to the scope of a SOW by notice to Atimi and shall provide such additional information as Atimi may reasonably request. Atimi will notify the Client of Atimi's estimate of the impact of the desired change on the time frame for completion and/or the total cost of the SOW (the "**Additional Fee**"). If a specific cost is not provided, the Additional Fee will be calculated by multiplying the additional time with Atimi's daily rate as stated in the applicable SOW. The parties, through their Authorized Contacts, may then agree to changes to the SOW (a "**Change Order**") in writing (including via email), in which event it will be binding upon the parties. In the case of a fixed price contract, the Client shall pay to Atimi a percentage of the Additional Fee that is equivalent to the percentage of completed milestones under the applicable SOW (e.g., if 25% of the milestones for the project are completed, then the Client shall pay 25% of the Additional Fee upon agreement to the Change Order). Thereafter, the Client shall pay to Atimi a percentage of the remaining Additional Fee on completion of each subsequent milestone in the fixed price contract in the same proportion as that of the Fee payable for each such milestone. In the event the Change Order materially shifts the completion date for the Deliverables in question, the Client shall, at the request of Atimi, pay the remaining Fee instalments on the originally scheduled milestone dates and shall pay the Additional Fee instalments on completion of any re-scheduled milestones. From time to time as agreed by the parties, Atimi may defer the invoicing of Additional Fees that are due until the next milestone, regular billing cycle, or month end.

2. PERFORMANCE OF SERVICES

2.1 **Schedule**. Atimi shall use reasonable commercial efforts to complete development of the Deliverables in accordance with the schedule set out in the applicable SOW. Any schedule specified in a SOW is Atimi's reasonable estimate of the time required to complete development based on the information provided by the Client and is not guaranteed unless specifically indicated in the applicable SOW.

2.2 **Delivery**. Atimi will deliver the Deliverables to the Client (a) in such physical media as agreed to by the parties, and (b) via such electronic means agreed to by the parties.

2.3 **Testing and Acceptance**.

(a) The Client will test and review all Deliverables in a timely fashion to confirm compliance of such Deliverables with any requirements referred to in the applicable SOW and SRS in accordance with the acceptance criteria (the "**Acceptance Criteria**") set out in such SOW. For avoidance of doubt, unless the Client has made a specific request to the contrary in a SOW or a SRS, Atimi will develop the Deliverables in the manner (including tools and controls) it deems preferable, acting reasonably, which manner will be deemed accepted by the Client.

(b) The Client must notify Atimi in writing of any deficiencies (the "**Notice of Deficiencies**") in the Deliverables to meet the Acceptance Criteria within the time period specified in the applicable SOW, or if not specified in such SOW within 3 business days of delivery of the Deliverables by Atimi to the Client (either, the **"Testing Period"**). After receiving a Notice of Deficiencies, Atimi shall use reasonable commercial efforts to correct the identified deficiencies so that the final Deliverables meet the Acceptance Criteria.

(c) The Client shall then have a period of time equal to the Testing Period within which to test Atimi's fixes. The process will be repeated until the Client has provided notice of acceptance to Atimi, acting reasonably. For avoidance of doubt, the Client must set out all deficiencies in the Deliverables in the Notice of Deficiencies and may not raise additional deficiencies subsequently. If the Client confirms in writing that the Deliverables meet the Acceptance Criteria, or if the Client does not provide a Notice of Deficiencies to Atimi within the Testing Period, the Client will be deemed to have accepted the Deliverables (either, the "**Acceptance**").

2.4 **Client Deliveries and Assistance**. The Client shall provide good faith co-operation to assist Atimi in developing the Deliverables. In particular, the Client shall:

(a) supply all pertinent information and materials described in the applicable SOW within the time period(s) set out in such SOW, and provide such assistance as may otherwise reasonably be requested by Atimi; and

(b) obtain, and comply with licences for, software developed or owned by third parties, including open source software (if any) (together, "**Third Party Software**") as may be necessary for the development and use of the Deliverables.

If the Client fails to fulfill its responsibilities in a proper and timely manner and such failure causes a delay in the delivery by Atimi of the Deliverables or results in additional work performed or additional costs/work incurred by Atimi, then the Client shall pay to Atimi such additional cost/work at Atimi's standard rates. In addition, any time estimates for performance will be extended by a period at least equal to the length of the delay.

2.5 **Subcontracting**. Atimi may use third parties in the performance of its obligations hereunder and, for the purposes of this Agreement, all references to Atimi or its employees will be deemed to include such third parties. Atimi shall ensure that such subcontractors are bound by obligations of confidentiality and assignment of rights similar to those in this Agreement.

3. TITLE IN DELIVERABLES AND LICENSES

3.1 **Assignment to Client**. Title to and ownership of all intellectual property rights in the Deliverables will transfer to the Client upon full payment of all invoices issued by Atimi under this Agreement or the applicable SOW for those Deliverables. For purposes of this Agreement, Deliverables exclude (a) Third Party Software, (b) Atimi Code (as defined in Section 3.2), (c) Orchard Code (as defined in Section 3.4), and (d) Fruitstand Code (as defined in Section 3.4).

3.2 **Atimi Code**. Title to and ownership of all intellectual property rights in any software or other materials created by or licensed to Atimi prior to or outside of this Agreement (the "**Atimi Code**") will exclusively vest and remain with Atimi. Atimi Code includes: (a) all systems, user interface designs, architectures, specifications, hardware, firmware, know-how, methodologies, technology, documentation, data files, templates, tools or software (in source and object forms, and including library software, test code and generic subroutines) or any other materials, information or data developed by or licensed to Atimi, (b) all corrections, improvements and enhancements to the Atimi Code. Atimi Code specifically excludes Orchard Code and Fruitstand Code.

3.3 **License to Atimi Code Embedded in Deliverables**. To the extent that any Atimi Code is embedded in any Deliverables, Atimi hereby grants to the Client a perpetual, worldwide, non-exclusive, royalty-free and paid-up license to use such Atimi Code as part of the Deliverables.

3.4 **Ownership of Orchard Code, Fruitstand Code, Atimi Sports Framework Code**. Title to and ownership of all intellectual property rights in the software development kit (SDK) framework created by Atimi (the "**Orchard Code**"), as well as the code created by Atimi to customize the appearance of the Deliverables (the "**Fruitstand Code**"), and the Atimi Sports Framework Code (the "Atimi Sports Framework") will exclusively vest and remain with Atimi.

3.5 **License to Orchard Code, Fruitstand Code, Atimi Sports Framework Code**. In the event that the Client requests that Atimi embed all or certain components of the Orchard Code in the Deliverables or use the Fruitstand Code in the Deliverables, or use the Atimi Sports

Framework Code, the Client and Atimi will enter into a separate paid license agreement(s) with Atimi to that end.

3.6 **Client's Rights Contingent on Payment in Full**. The Client's rights under Sections 3.1 and 3.3 are contingent upon the Client's performance of its obligations under any applicable SOW, including payment of any sums due to Atimi, and no right or license is granted or conveyed by Atimi to the Client except when and as such obligations are performed.

4. PAYMENT

4.1 **Fees**. The fees (the "**Fees**") for the Deliverables will be set forth in the applicable SOW. In the event a SOW does not reference any specific pricing, such Deliverables will be charged on a time and materials basis at Atimi's standard rates.

4.2 **Expenses**. The Client shall reimburse Atimi for all reasonable travel, mileage, food, lodging and other out-of-pocket expenses incurred by Atimi in developing the Deliverables.

4.3 **Invoicing and Overdue Amounts**. Atimi will submit invoices for Fees hereunder as contemplated in the applicable SOW, and unless otherwise indicated the Client shall make payment of each invoice within 30 days after receipt thereof. The Client shall pay all taxes and other charges imposed by governmental authorities in respect of the Deliverables. Accounts not paid within 30 days after receipt of the applicable invoice will accrue interest at the rate of 2% per month, or 24% per year, from the date on the invoice until the date of payment in full. In the event that Atimi incurs any costs (including reasonable attorney's fees) for efforts in collecting overdue fees from Client, Client agrees to pay such costs provided such costs occur subsequent to a request for payment sent to Client in accordance with the terms of this Agreement.

4.4 **Suspension of Development**. If the Client fails to make timely payment to Atimi of outstanding invoices under a SOW, Atimi may suspend, in part or in whole, any work in progress contemplated under such SOW. Any such suspension will in no way give rise to any right of termination by the Client nor any claim by the Client for breach of the obligations of Atimi under this Agreement or any SOW.

5. CONTRACT ADMINISTRATION

5.1 **Authorized Contacts**. The parties shall designate authorized contacts (the "Authorized Contacts") in the SOWs for purposes of all business between them concerning the SOWs. Each party may change its Authorized Contacts by notice in writing to the other party.

5.2 **Authorizations**. Agreements communicated by Authorized Contacts to each other, either in signed SOWs or Change Orders agreed to in writing (including email), will be deemed to be agreements of, and will bind, their respective parties.

6. CONFIDENTIALITY

6.1 **Confidentiality Agreement**. The parties confirm that they are and will remain bound by any previously signed confidentiality agreement (the "**Confidentiality Agreement**") signed by them, which agreement will govern their activities under this Agreement.

7. NON-SOLICITATION

7.1 **Non-Solicitation**. Each party agrees not to, directly or indirectly, make any offer of employment or engagement to, nor enter into an employment or consulting relationship with, any existing or former employee or consultant of the other party during the term of this Agreement and for a period of 12 months thereafter.

8. WARRANTY AND LIABILITY

8.1 **Warranty.** Atimi warrants for a period of 90 days following Acceptance of the Deliverables that the Deliverables will conform to the applicable Acceptance Criteria. The Client's sole remedy for Atimi's breach of this warranty will be that Atimi shall use commercially reasonable efforts to modify the Deliverables to conform to the Acceptance Criteria. If the SOW under which the Deliverables are developed is on a fixed price basis, then Atimi shall perform warranty-related work at no additional charge to the Client. If the SOW under which the Deliverables are developed is on a time and materials basis, then Atimi shall perform the warranty-related work at the rates set out in such SOW.

Atimi's warranty is conditioned upon the use of the Deliverables in accordance with this Agreement, the SOW or SRS, and other instructions provided by Atimi, and will not apply in the event outlined in Section 8.5(b).

8.2 **Disclaimer of Other Warranties**. Except for the warranty set out in Section 8.1, all Deliverables provided under each SOW are provided without any other warranty, including any warranty or condition, express or implied, of fitness for a particular purpose, merchantability or non-infringement. Atimi does not represent that the Deliverables will operate uninterrupted or error-free, that the Deliverables will meet the business objectives of the Client, or that all deficiencies in the Deliverables will be corrected by Atimi.

8.3 **Limitation of Liability**. With the exception of the intellectual property rights infringement indemnity described in Section 8.5 of this Agreement, in no event will Atimi's aggregate liability with respect to any and all claims at any and all times arising from or related to any Deliverables, whether in contract, tort (including negligence) or otherwise exceed the Fees paid by the Client to Atimi under the applicable SOW.

8.4 **Exclusion of Indirect Damages**. In no event will either party be liable to the other party for any lost revenue, profit or data, or interruption of business, or for consequential, indirect, special or incidental damages, however caused and regardless of the theory of liability (whether tort, contract, indemnity or otherwise) arising out of this Agreement or the use of the Deliverables, even if such party has been advised of the possibility of such potential loss or damage.

8.5 **Atimi Indemnity**.

(a) If a third party claims (a "**Claim**") that any Deliverables developed by Atimi infringe its Canadian or U.S. copyright and, if set out in the applicable SOW, its Canadian or U.S. patent, Atimi shall (as long as the Client is not in default under this Agreement or any SOW) defend the Client against such Claim at Atimi's

expense and pay all damages that a court finally awards, provided that (i) the Client promptly notifies Atimi in writing of the Claim, and (ii) the Client allows Atimi to exclusively control, and cooperates with Atimi in, at Atimi's expense, the defense of the Claim. If such a Claim is made and the Client is prevented from using the Deliverables, Atimi shall, at its option, (A) secure for the Client the right to continue to use the Deliverables, (B) modify or replace the Deliverables so that they are non-infringing, or, (C) require the Client to return the Deliverables for a refund equal to the Fees paid under the applicable SOW.

(b) Atimi will have no obligation under this Section 8.5 to the extent that any Claim based on: (i) modifications to the Deliverables not made or approved by Atimi, (ii) use of the Deliverables in a manner not contemplated by any SOW or SRS or manifestly different from the obvious purpose of the Deliverables, (iii) Atimi's compliance with or use of designs, requirements, specifications, instructions or alterations supplied, developed or requested by the Client, (iv) use of the Deliverables, or any component thereof, in combination with another product or products developed, acquired or otherwise marketed by the Client that has not been approved by Atimi or in hardware or an operating environment that is not supported by Atimi, or (v) any other activity prohibited under this Agreement, any SOW, applicable law or third party contract. This Section 8.5 states Atimi's entire obligation to the Client with respect to any claims of intellectual property rights infringement.

8.6 **Client Indemnity**. If a third party claims that any content and materials provided by the Client to Atimi for inclusion in the Deliverables infringes its Canadian or U.S. copyright, the Client shall defend Atimi against such claim at the Client's expense and pay all damages that a court finally awards, provided that (i) Atimi promptly notifies the Client in writing of the claim, and (ii) Atimi allows the Client to exclusively control, and cooperates with the Client in, at the Client's expense, the defense.

9. TERM AND TERMINATION

9.1 **Term of Agreement**. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with Section 9.3, will continue until the expiration of the last SOW, including any renewal or extension thereof.

9.2 **Term of SOWs**. Each SOW will remain in effect until the earlier of the date on which: (a) it has expired on its own terms, or (b) it is terminated by either party as provided in Section 9.3.

9.3 **Termination**. Either party may terminate this Agreement or any SOW prior to expiry or completion by notice in writing: (a) for convenience on 90 days prior written notice; or (b) in the event the other party fails to perform any obligation required to be performed under this Agreement or a SOW and such failure is not corrected within 30 days from receipt of written notice advising of such failure from the other party. Notice of termination of any SOW will not be considered notice of termination of this Agreement unless specifically stated in the notice.

9.4 **Effect of Termination**.

(a) **Termination by Client for Convenience**. Upon termination of this Agreement or any SOW by the Client for convenience: (i) in the case of a fixed price contract, the Client shall immediately pay all Fees owing to Atimi for accepted Deliverables and/or completed milestones and ½ of all Fees for any remaining Deliverables and/or milestones, or (ii) in the case of a time and materials contract, the Client shall immediately pay all Fees owing to Atimi for work performed, and Atimi's daily rate charged under this Agreement or the terminated SOW multiplied by the 90-day notice period. Upon payment of the above-noted monies, Atimi shall deliver to the Client any Deliverables in progress in progress on the effective date of termination. The Client shall retain rights to all Deliverables.

(b) **Termination by Atimi for Breach**. Upon termination of this Agreement or any SOW by Atimi for uncured breach by the Client: (i) in the case of a fixed price contract, the Client shall immediately pay to Atimi all Fees agreed to under the fixed price contract, less monies previously paid to Atimi, and (ii) in the case of a time and materials contract, the Client shall immediately pay to Atimi all Fees owing for work performed and the reasonable costs incurred by Atimi in connection with discontinuance of the work. All rights granted to the Client pursuant to Sections 3.1, 3.3 and, if granted, 3.5 shall revert to Atimi, Client shall immediately discontinue use of Deliverables within the scope of the termination and the Client shall certify in writing to Atimi within 30 days that the affected copies of the Deliverables, in whole or in part, in any form, have either been returned to Atimi or destroyed in accordance with Atimi's instructions.

(c) **Termination by Client for Breach**. Upon termination of this Agreement or any SOW by the Client for uncured breach by Atimi and the Client wishes to retain its rights in the accepted Deliverables, (i) in the case of a fixed price contract, the Client shall immediately pay all Fees owing to Atimi for accepted Deliverables and/or completed milestones for Deliverables, or (ii) in the case of a time and materials contract, the Client shall immediately pay all reasonably undisputed Fees owing to Atimi for work performed and Atimi shall deliver to the Client any Deliverables in progress on the effective date of termination. If the Client chooses not to retain its rights in the accepted Deliverables, Atimi shall refund all Fees paid by the Client prior to termination and the Client shall immediately discontinue use of Deliverables within the scope of the termination and the Client shall certify in writing to Atimi within 30 days that the affected copies of the Deliverables, in whole or in part, in any form, have either been returned to Atimi or destroyed in accordance with Atimi's instructions.

(d) **Confidential Information**. In the event of the expiration or earlier termination of this Agreement or a SOW, each party shall delete all applicable confidential information of the other party on its active computer systems in accordance with the Confidentiality Agreement.

9.5 **Survival**. Sections 3, 6, 7, 8, 9.4 and 10 and such other provisions as may reasonably be expected to remain in force will survive the expiry or termination of this Agreement and will remain in full force and effect following such expiry or termination. The expiration or termination of this Agreement will not affect the rights of any party to make a claim for damages arising from a breach of any provision of this Agreement or a SOW that occurred prior to such expiration or termination.

10. GENERAL

10.1 **Amendments**. No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

10.2 **Applicable Law and Jurisdiction**. This Agreement will be construed, interpreted and governed by the laws of the Province of British Columbia, Canada in the event the Client brings legal action against Atimi and the jurisdiction of incorporation of the Client in the event Atimi brings legal action against the Client. Notwithstanding Section 10.5, actions may be brought to enforce obligations under the Confidentiality Agreement and to protect a party's intellectual property in the courts sitting in the Province of British Columbia, Canada in the event the Client brings legal action against Atimi and the jurisdiction of incorporation of the Client in the event Atimi brings legal action against the Client.

10.3 **Assignment**. Neither party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party, not to be unreasonably withheld.

10.4 **Counterparts**. This Agreement may be executed in one or more counterparts, including faxed or emailed counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

10.5 **Dispute Resolution**. Any disputes arising out of or in connection with this Agreement (as it may be amended) shall be referred to the senior management of the parties for amicable resolution. If amicable resolution cannot be reached within 5 days of first communication (unless otherwise agreed) the dispute will be referred to mediation by a mediator mutually agreeable to the parties, acting reasonably. If mediation fails, the dispute will be finally resolved by arbitration before a single arbitrator: (a) in Vancouver, British Columbia, Canada in accordance with the rules of the British Columbia International Commercial Arbitration Centre and other applicable procedural and substantive laws of British Columbia in the event the legal action is initiated by the Client against Atimi, or (b) in the jurisdiction of incorporation of the Client in accordance with the applicable arbitration and procedural and substantive laws of such jurisdiction in the event the legal action is initiated by Atimi against the Client. The language of the arbitration will be English. In the event of a dispute between the parties regarding governing law and jurisdiction, the arbitration shall take place as contemplated in paragraph (a) under the governing law of that jurisdiction. Judgement upon the award rendered may be entered into any court having jurisdiction. The prevailing party in any arbitration or legal action arising out of or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such arbitration or action, including legal fees, on a solicitor-client basis.

10.6 **Entire Agreement**. This Agreement, and any SOW, SRS and Change Order hereunder, constitute the entire agreement between the parties concerning the subject matter hereof, and supersede all written or oral prior agreements or understandings with respect thereto. There is no representation, warranty, collateral term or condition or collateral agreement affecting this Agreement, other than as expressed in writing in this Agreement, and any SOW, SRS and Change Order. Any purchase order or other instrument of the Client accompanying either a SOW or a Client payment is for the Client's internal use only and its terms will not alter or amend the terms of this Agreement.

10.7 **Successors and Assigns**. Subject to the restrictions on transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding on the parties and their respective, administrators, successors and permitted assigns.

10.8 **Force Majeure**. Neither party will be responsible for delays or failures in performance resulting from an event beyond the reasonable control of the party and without the fault or negligence of the party claiming excusable delay or failure, provided that such party uses commercially reasonable efforts to correct such delay or failure. This Section 10.8 will not apply to excuse a delay or failure to make any payment when due.

10.9 **Headings**. The headings in this Agreement are solely for convenience of reference and will not be used for purposes of interpreting or construing the provisions hereof.

10.10 **Notices**. All notices required under this Agreement will be in writing and sent to the following addresses:

For Atimi:

Address:	550 Burrard Street, Suite 600 Vancouver, BC V6C 2B5
Attention:	President
Business Fax :	(778) 372-2801
Business email:	info@atimi.com

For Client:,

Address:	• Apps FC
Attention:	• 4000 Faber Place Drive, Suite 300
Business Fax:	• Charleston, SC 29405
Business email:	• +1 843 323 4121 general@appsfc.com

Notices will be deemed to have been received when personally delivered, when received by facsimile transmission, when received by e-mail or two calendar days after being sent by a generally recognized overnight courier service to the address set forth in this Agreement. Either party may change its address for the giving of notice by notifying the other party by written notice given in the manner set forth in this Section 10.10.

10.11 **Publicity**. Neither party may use the other party's name or marks, refer to or identify the other party in any advertising or press releases without such other party's written approval.

Notwithstanding the foregoing, Atimi may publish the Client's name and logo and a description of the Deliverables on Atimi's website as part of a list of clients.

10.12 **Relationship**. Nothing in this Agreement will make or be construed to make Atimi and the Client partners or agents of each other or to create any other relationship by which the acts of any party may bind the others or result in any liability to the other.

10.13 **Severability**. If any provision of this Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions will not be impaired thereby and, in such an event, such provisions will be interpreted so as to best accomplish the intent of the parties within the limits of applicable law.

10.14 **Waiver**. No failure to exercise and no delay in exercising, on the part of either party, any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude further exercise of the same right or the exercise of any other right hereunder.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

ATIMI SOFTWARE INC.
by its authorized signatory

[signature]
Signature:

Scott Michaels
Name:

Executive Vice President
Title:

APPS FC
by its authorized signatory

[signature]
Signature:

Michael Smith
Name:

Head of Staff, FV Corporation
Title::*

***The person signing hereby represents that he/she has the authority to bind the Client.**

SOW A
STATEMENT OF WORK

This is a Statement of Work ("**SOW**") entered into effective as of 23rd August 2013 (the "**Effective Date**") under the Master Services Agreement (the "**MSA**") dated August 23rd, 2013 between Atimi Software Inc. ("**Atimi**") and Apps FC (the "**Client**"). This SOW is subject to the terms of the MSA and is incorporated into the MSA by this reference.

1. PROJECT NAME: Development acceleration of Windows clients for Atimi Software, Inc Sports Framework

2. DESCRIPTION/DELIVERABLES: Product as defined in the following reference documents:

(a) To fund the development acceleration for the Atimi Software, Inc Sports Framework of Windows OS clients. For clarity there is no IP rights transferred or implied under this agreement, all IP rights remain with Atimi Software, Inc as all deliverables for this project are considered to be Orchard Code, and Atimi Sports Framework Code as specified in the MSA.

(b) Web service layer changes to the Atimi Software, Inc sports framework as required to support windows client development.

(c) Windows 8 Mobile Client

(i) Development of the windows 8 mobile client for the Atimi Sports Framework

(ii) Feature-set to be defined, with the goal of feature parity where reasonable as determined by Atimi Software, Inc

(iii) Platform specific features to be defined and developed by Atimi Software, Inc

(d) Windows Desktop Client

(i) Development of the windows 8 desktop client for the Atimi Sports Framework

(ii) Feature-set to be defined, with the goal of feature parity where reasonable as determined by Atimi Software, Inc

(iii) Platform specific features to be defined and developed by Atimi Software, Inc

(e) XBOX Client

(i) Development of the XBOX (XBOX ONE) application for the Atimi Sports Framework

(ii) Feature-set to be defined, with the goal of feature parity where reasonable as determined by Atimi Software, Inc

(iii) Platform specific features to be defined and developed by Atimi Software, Inc

(f) At each beta milestone, an object code (app) deliverable for testing and progress reporting to client

(g) At Golden Master:

(i) Completed development on all supported platforms listed above, prepared for skinning and configuration.

(h) Client Deliverables: Deliverables specific to this SOW are detailed in the appendices. The following are standard client deliverables:

(i) Team Assets required for any teams not already under the Atimi Software, Inc Sports Framework agreements that are intended as part of initial deployment

3. STAFFING:

(a) Developers

(b) Quality assurance

(c) Project management

(d) Creative

(e) Technical Writer

(f) Executive Consultation

4. ESTIMATED TIMELINE AND MILESTONES:

The following estimated timeline ("**Estimated Timeline**") and milestones ("**Milestones**") are based on information provided by the Client and assume the signed approval of this SOW by • ("**Sign Date**"). If this SOW is not signed by both parties by the Sign Date, the Estimated Timeline and Milestones will be adjusted.

Milestone	**Estimated Date**
Sign Date	August 26th, 2013
Retainer Invoiced	September 16th, 2013
Kickoff / Start Date	September 16th, 2013
Design Complete	October 4th, 2013
Limited Feature Release	December 20th, 2013
Beta 1 (First Regression)	24 February, 2014
Final Regression	10 March, 2014
Final Candidate	17 March, 2014
Ready for first team skinning	24 March, 2014
Skinning complete (2 weeks)	April 4th, 2014

5. RESPONSE TIMEFRAMES: •

(a) Responses to questions within 1 business day

(b) Responses to design decisions within 2 business days

(c) Review of object code releases within 3 business days

6. ACCEPTANCE CRITERIA: •

(a) A functional application on each of the approved platforms, using the data from an existing Atimi Sports Framework team to evaluate final functionality

7. FEES AND INVOICING

a. Total approved development fee: $600,000 USD

b. Fixed Price:

Milestone	**Amount**	**Net Term**
Start Date	$100,000	Due on Start Date
October 1st, 2013	$100,000	Net 30
November 1st, 2013	$100,000	Net 30
January 2nd, 2014	$100,000	Net 30
February 1st, 2014	$100,000	Net 30
March 1st, 2014	$100,000	Net 30

Note that Golden Master source code for the project is not released nor expected as a deliverable.

c. Currency: USD

8. AUTHORIZED CONTACTS

For Atimi:

Authorized Contact: Scott Michaels Business Phone: 604-787-1000 Business email: Smic@atimi.com	Authorized Contact: Steven Gully Business Phone: 778-372-2788 Business email: sgully@atimi.com

For Client:

Authorized Contact: Michael Smith Business Phone: +1 843 224 5813 Business email: michael.smith@appsfc.com	Authorized Contact: Business Phone: Business email:

IN WITNESS WHEREOF, the parties have executed this SOW as of the Effective Date.

APPS FC LLC.

By:* Michael Smith
Name: Michael Smith
Title: Chief of Staff, FC Computer
Date: 23rd August 2013

***The person signing hereby represents that he/she has the authority to bind the Client.**

ATIMI SOFTWARE INC.

By: [signature]
Name: Scott Michaels
Title: Executive Vice President
Date: 23 August 2013